Exhibit 99.1
Lime Energy Announces Stockholder Approval of Amendment to Certificate
of Incorporation
ELK GROVE VILLAGE, Illinois, January 23, 2007 – Lime Energy Co. (OTCBB: LMEC) announced today that it has received consent and approval from stockholders holding a majority of its outstanding common stock to the amendment to its Certificate of Incorporation to reflect the reverse split previously announced. The Company has filed the amendment to the Certificate of Incorporation with the Secretary of State of Delaware. The Company now plans to file an amendment to the registration statement relating to its proposed rights offering to its common stockholders within the next week and hopes that the registration statement will become effective in February after which it plans to commence the rights offering.
The rights offering is being made to offer the Company’s common stockholders an opportunity to purchase shares of its common stock at the same price per share paid by the Company’s management, members of its board of directors, former Series E Preferred shareholders and certain other investors in the $17.875 million private placement transaction completed last June, the proceeds of which were utilized to recapitalize the Company’s balance sheet and acquire Parke P.A.N.D.A. Corporation and Kapadia Consulting, Inc. The proceeds from the rights offering will be used for working capital and to fund growth initiatives.
Only holders of record of the company’s stock will be eligible to participate in the rights offering. The record date for the rights offering will be established shortly before the anticipated effective date of the registration statement. The offering is expected to be open for 30 days, unless extended.
Additional information regarding the rights offering will be mailed to stockholders on or about the record date. Information will also be available in the Company’s amended registration statement on Form S-1, which will be available            on the Company’s website at www.lime-energy.com and on Edgar, at the SEC website at www.sec.gov.
This announcement shall not constitute an offer to sell or a solicitation of any offer to buy these securities.
About Lime Energy
Lime Energy Co., a premier energy efficiency solutions and technology provider (“Less is More Efficient”), is a developer, manufacturer and integrator of energy savings technologies. Lime Energy is comprised of four integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Lime Energy is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
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Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail: glen@bristolir.com

FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.